Exhibit 3.63

CHARTER

OF

SARC/DELAND, INC.

The undersigned person, having capacity to contract and acting as the incorporator of a corporation under the Tennessee Business Corporation Act, as amended, adopts the following charter for such corporation:

1.           Name. The name of the corporation is SARC/DeLand. Inc

2.           Principal and Registered Offices.   The address of the principal and registered offices of the corporation in the State of Tennessee shall be 3401 West End Avenue, Suite 120, Nashville, Tennessee, Davidson County, 37203.

3.             Registered Agent. The name of the registered agent of the corporation, located at the registered office set forth above, is Charles T. Neal.

4.           Nature of Corporation. The corporation is for profit.

5.           Incorporator. The name and address of the incorporator are Heidi L. Simmons, Esq., 414 Union Street, Suite 1600, Nashville, Tennessee 37219.

6.          Authorized Stock. The corporation shall have the authority, acting by its Board of Directors, to issue not more than one thousand (1,000) shares of common stock, no par value.

7.             Indemnification. To the maximum extent permitted by law, subject to the limitations contained in this Paragraph 7, the corporation shall indemnify an individual who is a party to a proceeding because such individual is or was a director or officer of the corporation against any liability incurred in the proceeding and prior to the disposition thereof, advance the reasonable expenses incurred by such director or officer in connection with the proceeding, except that the corporation shall not be required to indemnify or advance expenses to any director or officer for liability or expenses incurred in a proceeding initiated by or on behalf of such director or officer or to which such director or officer voluntarily becomes a party other than a suit to enforce indemnification rights. Furthermore, no indemnification under this Paragraph 7 shall be made if a judgment or other final adjudication adverse to the director or officer establishes his liability for (i) a breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) any unlawful distributions described in Section 48-18-304 of the Tennessee Business Corporation Act, as amended from time to time (the “Act”). No indemnification shall be made by the corporation for any amount paid in settlement without the corporation’s prior written consent.

A director’s or officer’s rights to advancement of expenses are conditioned upon the director’s or officer’s furnishing the corporation: (i) a written affirmation, personally signed by or on behalf of the director or officer of the good faith belief that he conducted himself in good faith and in the reasonable belief that his conduct was not opposed to the corporation’s best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) written opnion of counsel for the director or officer in the proceeding to the effect that, based on facts known to such counsel, it is reasonably possible that the director or officer will not be found liable contrary to his affirmation, and (iii) a written undertaking (in the form of an unlimited general obligation of the director or officer, which need not be secured) personally signed by or on behalf of the director or officer to repay any advances, if a judgment or final adjudication adverse to the director or officer establishes his liability contrary to his affirmation.

A determination on behalf of the corporation of whether a director or officer is entitled to indemnification or advancement of expenses under this Paragraph 7 shall be made by the board of directors or a committee thereof or by independent special legal counsel in accordance with the provisions of Section 48-18-506 of the Act. A director’s or officer’s rights to indemnification and advancement of expenses as provided in this Paragraph 7 are intended to be greater than those which are otherwise provided for in the Act notwithstanding a failure to meet the standard of conduct required for permissive indemnification under the Act, are contractual in nature between the corporation and the director or officer, and are mandatory. A director’s or officer’s rights to indemnification and advancement of expenses under this Paragraph 7 shall not be exclusive of other rights to which a director or officer may be entitled under an insurance policy, the Act, a resolution of the shareholders or directors of the corporation, or an agreement providing for indemnification. Any repeal or modification of the provisions of this Paragraph 7 directly or by the adoption of an inconsistent provision of this charter, shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification.

8              Limitation of Directorial Liability.

a.             No person who is or was a director of this corporation, nor his heirs, executors or administrators, shall be personally liable to this corporation or its shareholders, and no such person may be sued by the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director: provided, however, that this provision shall not eliminate or limit the liability of any such party (i) for any breach of a director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for unlawful distributions under Section 48-18-304 of the Act.

b.             Any repeal or modification of the provisions of this Paragraph 8, directly or by the adoption of an inconsistent provision of this charter, shall not adversely affect any right or protection set forth herein in favor of a particular individual at the time of such repeal or modification.

DATED this 20th day of June, 2000.

/s/ Heidi L. Simmons
Heidi L. Simmons, Esq., Incorporator